Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Full Year and Fourth Quarter Results

Whippany, New Jersey, November 10, 2021 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its full year and fourth quarter ended September 25, 2021.

Fiscal Year 2021 Results

Net income for fiscal 2021 was $122.8 million, or $1.96 per Common Unit, compared to $60.8 million, or $0.98 per Common Unit, in fiscal 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) increased $22.0 million, or 8.7%, to $275.7 million for fiscal 2021, compared to $253.7 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Fiscal 2021 was another outstanding year for Suburban Propane.  The nearly 9% improvement in Adjusted EBITDA compared to the prior year was driven by a combination of increased volumes across all customer types, higher unit margins in a volatile commodity price environment, disciplined expense management and continued positive momentum in our customer base growth and retention initiatives.  In addition to the strong earnings, we had a number of significant accomplishments during fiscal 2021 which are supportive of our long-term strategic growth plans.  Specifically, we utilized excess cash flows to reduce debt by approximately $88.0 million; we opportunistically refinanced a portion of our senior debt – reducing annual interest requirements by $7.0 million and extending weighted average maturities by 3.5 years; and we continued to make strategic investments in our minority-owned subsidiary, Oberon Fuels, to support our collective efforts to commercialize low-carbon, renewable dimethyl ether (“rDME”).”

Mr. Stivala continued, “On the strength of our earnings and cash flows, we were also pleased to deliver an 8.3% increase in our annualized distribution rate at the end of the third quarter of fiscal 2021.  Despite the challenging operating environment over the course of the past eighteen months due to the COVID-19 pandemic, we have maintained our focus on delivering outstanding service to our customers and local communities, executing our customer base growth and retention initiatives, accelerating our debt reduction efforts and investing in renewable energy solutions. Our business is extremely well positioned, both operationally and financially, to pursue our long-term strategic objectives.  We are committed to making investments in innovative renewable energy businesses and technologies as we continue to build out our renewable energy platform in support of our Go Green with Suburban Propane corporate pillar while, at the same time, fostering the growth of our core propane operations and providing pathways to support the sustainability goals of our customers.”

Retail propane gallons sold in fiscal 2021 of 419.8 million gallons increased 4.2% compared to the prior year, primarily due to an increase in weather-related customer demand during the most critical months of the heating season, an increase in commercial and industrial demand resulting from the easing of COVID-related business restrictions and an improving economy, and positive progress in our customer base growth and retention initiatives. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2021 were 10% warmer than normal and comparable to the prior year. However, average temperatures during the critical months of December 2020 through February 2021 were 7% cooler than the same period in the prior year and contributed to an overall increase in heat-related demand.

Average propane prices (basis Mont Belvieu, Texas) for fiscal 2021 increased 97.5% compared to the prior year.  Total gross margin for fiscal 2021 of $803.3 million increased $78.3 million, or 10.8%, compared to the prior year, primarily due to higher volumes sold and higher unit margin.  Gross margin for fiscal 2021 included a $43.1 million unrealized gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.4 million unrealized loss in the prior year.  These non-cash adjustments were excluded from Adjusted EBITDA for both periods in the table below.  Excluding the impact of the unrealized mark-to-market adjustments, propane unit margin for fiscal 2021 increased $0.02, or 1.2%, per gallon compared to the prior year.

Combined operating and general and administrative expenses of $485.5 million for fiscal 2021 increased 3.8% compared to the prior year, primarily due to higher volume-related variable operating costs and higher variable compensation, partially offset by a decrease in accruals for self-insured liabilities and bad debt expense.  Operating expenses for fiscal 2021 included a $4.3 million charge related to the Partnership’s voluntary full withdrawal from a multi-employer pension plan covering certain employees, which was excluded from Adjusted EBITDA.

During fiscal 2021, the Partnership utilized cash flows from operating activities to repay $87.6 million of debt. As a result of the combination of higher earnings and lower debt, the Partnership’s Consolidated Leverage Ratio improved to 3.96x for the fiscal year ended September 25, 2021.

Fourth Quarter 2021 Results

Consistent with the seasonal nature of the propane business, the Partnership typically reports a net loss for its fiscal fourth quarter.  Net loss for the fourth quarter of fiscal 2021 was $16.4 million, or $0.26 per Common Unit, compared to a net loss of $41.2 million, or $0.66 per Common Unit, in fiscal 2020.  Adjusted EBITDA for the fourth quarter of fiscal 2021 amounted to $0.3 million, compared to $5.5 million in the fourth quarter of fiscal 2020. Retail propane gallons sold of 62.3 million gallons for the fourth quarter of fiscal 2021 increased 1.8% compared to the prior year fourth quarter.

As previously announced on October 21, 2021, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended September 25, 2021.  On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution was paid on November 9, 2021 to Common Unitholders of record as of November 2, 2021.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange.  Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 41 states.  Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 90+ year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint and (3) Go Green with Suburban Propane - promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and developing the next generation of renewable energy.  For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to our networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2020 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

(more)

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 25, 2021 and September 26, 2020

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Revenues
Propane	$181,816	$142,983	$1,140,457	$955,143
Fuel oil and refined fuels	8,029	5,944	67,104	75,039
Natural gas and electricity	6,964	6,166	30,425	31,184
All other	11,432	10,965	50,769	46,531
	208,241	166,058	1,288,755	1,107,897

Costs and expenses
Cost of products sold	67,476	54,544	485,478	382,951
Operating	102,207	88,408	411,390	401,958
General and administrative	16,230	16,119	74,096	65,927
Depreciation and amortization	21,938	29,076	104,555	116,791
	207,851	188,147	1,075,519	967,627

Operating income (loss)	390	(22,089)	213,236	140,270
Loss on debt extinguishment	—	—	16,029	109
Interest expense, net	15,168	18,005	68,132	74,727
Other, net	1,427	987	5,172	4,822

(Loss) income before provision for (benefit from) income taxes	(16,205)	(41,081)	123,903	60,612
Provision for (benefit from) income taxes	174	107	1,110	(146)

Net (loss) income	$(16,379)	$(41,188)	$122,793	$60,758

Net (loss) income per Common Unit - basic	$(0.26)	$(0.66)	$1.96	$0.98
Weighted average number of Common Units outstanding - basic	62,771	62,385	62,713	62,299

Net (loss) income per Common Unit - diluted	$(0.26)	$(0.66)	$1.94	$0.97
Weighted average number of Common Units outstanding - diluted	62,771	62,385	63,313	62,727

Supplemental Information:
EBITDA (a)	$20,901	$6,000	$296,590	$252,130
Adjusted EBITDA (a)	$330	$5,456	$275,680	$253,672
Retail gallons sold:
Propane	62,315	61,225	419,758	402,857
Refined fuels	2,738	2,685	24,039	26,039
Capital expenditures:
Maintenance	$4,062	$2,739	$14,525	$13,380
Growth	$4,034	$3,644	$15,330	$19,118

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net (loss) income	$(16,379)	$(41,188)	$122,793	$60,758
Add:
Provision for (benefit from) income taxes	174	107	1,110	(146)
Interest expense, net	15,168	18,005	68,132	74,727
Depreciation and amortization	21,938	29,076	104,555	116,791
EBITDA	20,901	6,000	296,590	252,130
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(25,489)	(695)	(43,121)	382
Loss on debt extinguishment	—	—	16,029	109
Multi-employer pension plan withdrawal charge	4,317	—	4,317	—
Pension settlement charge	246	151	958	1,051
Equity in earnings of unconsolidated affiliate	355	—	907	—
Adjusted EBITDA	$330	$5,456	$275,680	$253,672

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the SEC.  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.